Filed Pursuant to Rule 433

Registration No. 333-205558

and 333-205558-01

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

March 28, 2016

Issuer: NextEra Energy Capital Holdings, Inc.

Designation:	2.30% Debentures, Series due April 1, 2019

Registration Format:	SEC Registered

Principal Amount:	$500,000,000

Date of Maturity:	April 1, 2019

Interest Payment Dates:	Semi-annually in arrears on April 1 and October 1, beginning October 1, 2016

Coupon Rate:	2.30%

Price to Public:	99.899% of the principal amount thereof

Benchmark Treasury:	1.000% due March 15, 2019

Benchmark Treasury Yield:	1.035%

Spread to Benchmark

Treasury Yield:	130 basis points

Reoffer Yield:	2.335%

Trade Date:	March 28, 2016

Settlement Date:	March 31, 2016

CUSIP / ISIN Number:	65339K AR1 / US65339KAR14

Redemption:	Redeemable at any time at 100% of the principal amount plus accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 20 basis points.

Expected Credit Ratings:*

Moody’s Investors Service Inc.	“Baa1” (stable)

Standard & Poor’s Ratings Services	“BBB+” (stable)

Fitch Ratings	“A-” (stable)

Joint Book-Running Managers:

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA Inc.

*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the Issuer’s Preliminary Prospectus Supplement, dated March 28, 2016.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll-free at 1-800-369-6864, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030 or Mizuho Securities USA Inc. toll-free at 1-866-271-7403.